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                                                                   EXHIBIT 23.02





                               CONSENT OF KPMG LLP, INDEPENDENT

                                 CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Ocular Sciences, Inc.:


        We consent to the incorporation by reference in the registration statement (No. 333-32999) on Form S-8 of Ocular Sciences, Inc. of our reports dated February 2, 2000, relating to the consolidated balance sheets of Ocular Sciences, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of Ocular Sciences, Inc.


                                                                 KPMG LLP


San Francisco, California
March 27, 2000